Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Communication, Inc.:

We consent to the incorporation by reference in the registration statements (No.’s  33-60728, 333-8760, 333-66877, 333-45054, 333-106453, 333-152857, 33-60222, 333-8758. 333-8762, 333-87639, 333-59796, 333-99003, 333-117783 and 333-144916) on Form S-8 of General Communication, Inc. of our report dated March 20, 2009, except for Note 13, as to which the date is March 12, 2010, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of General Communication, Inc. and subsidiaries for the year ended December 31, 2008, which report appears in the December 31, 2010, annual report on Form 10-K of General Communication, Inc.

(signed) KPMG LLP

Anchorage, Alaska

March 14, 2011